Exhibit 10.3

August 26, 2019

Walker & Dunlop, LLC

Walker & Dunlop, Inc.

7501 Wisconsin Avenue, Suite 1200E

Bethesda, Maryland 20814

Attention: Stephen Theobald

Re:	Master Repurchase Agreement dated as of August 26, 2019 between JPMorgan Chase Bank, N.A., as Buyer, and Walker & Dunlop, LLC, as Seller and Walker & Dunlop, Inc., as Parent

Ladies and Gentlemen:

This letter (this “Side Letter”) sets forth certain fees, commitments and pricing information relating to the agreement between JPMorgan Chase Bank, N.A., as Buyer (“Buyer”) and Walker & Dunlop, LLC, as Seller (“Seller”) and Walker & Dunlop, Inc., as Parent (“Parent”), pursuant to which Seller engages Buyer to enter into reverse repurchase arrangements whereby Seller from time to time sells to Buyer, and simultaneously agrees to repurchase on a date certain or on demand, certain mortgage loans (the “Mortgage Loans”) pursuant to the Master Repurchase Agreement dated as of August 26, 2019 (as supplemented, amended or restated, the “Agreement”) between Buyer, and Seller and Parent. This is the “Side Letter” as defined and referred to in the Agreement. Capitalized terms defined in the Agreement and used, but not defined differently, in this Side Letter have the same meanings here as there.

Buyer and Seller agree, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, as follows:

1.            Discretionary Transactions Agreement.

Subject to the terms and conditions set forth in the Agreement, Buyer agrees to consider, on an uncommitted and wholly discretionary basis, entering into Transactions from time to time under the Agreement, as supplemented by this Side Letter, with respect to Eligible Mortgage Loans having a maximum Aggregate Purchase Price outstanding at any one time of up to Five Hundred Million Dollars ($500,000,000) (such maximum amount, the “Facility Amount”) from the date hereof until the Termination Date.

The Parties agree (1) that:

(x) notwithstanding the provisions of Section 7(b)(xi) of the Agreement, Buyer may from time to time electively enter into one or more Transactions with Seller; or

Walker & Dunlop, LLC

Walker & Dunlop, Inc.

August 26, 2019

(y) another event may occur, or other circumstances may exist;

after which the Aggregate Purchase Price shall be greater than the Facility Amount, and (2) that notwithstanding the occurrence or existence of any such event or circumstances, every Transaction shall be and remain fully subject to all of the other terms and conditions of the Agreement and all other related Transaction Documents and entitled to all benefits thereof.

In addition, the Parties may agree to increase or decrease the Facility Amount to any amount from time to time in the future by executing a letter agreement stating the new Facility Amount and the period of time that it will be in effect. At the time of any reduction in the Facility Amount, whether pursuant to a letter agreement decreasing the Facility Amount or because the time limit for any increase in the Facility Amount shall have expired, Seller shall be obligated, without notice or demand, to make a cash payment to Buyer in an amount equal to the excess of the Aggregate Purchase Price then funded and outstanding over the reduced Facility Amount, to be applied by Buyer to reduce the Repurchase Prices of Purchased Mortgage Loans that are then subject to outstanding Transactions. Neither Parent’s Guaranty nor any other (future) Guaranty, if any, shall be reduced, limited, canceled, terminated or impaired in any way by any such future change in the Facility Amount, whether or not any Guarantor concurrently executes a confirmation of its Guaranty.

2.            Purchase Price.

For purposes of the Agreement and all other Transaction Documents, “Purchase Price” means, on any day and for any Eligible Mortgage Loan, one hundred percent (100%) of the lowest on that day of its (i) Outstanding Principal Balance and (ii) Takeout Value.

3.            Pricing Rate.

For purposes of the Agreement and all other Transaction Documents, the “Pricing Rate” for each Purchased Mortgage Loan for each day during a calendar month in which the average aggregate Purchase Price outstanding is:

(a)          equal to or greater than One Hundred Million Dollars ($100,000,000), shall be the per annum percentage rate equal to the sum of (w) the Adjusted LIBO Rate for that day and (x) one and fifteen hundredths percent (1.15%); and

(b)          less than One Hundred Million Dollars ($100,000,000), shall be the per annum percentage rate equal to the sum of (y) the Adjusted LIBO Rate for that day and (z) one and twenty hundredths percent (1.20%).

provided that if Buyer, acting in its sole discretion, shall elect from time to time to give Seller a notice specifying a lower Pricing Rate (or Pricing Rates) for a specified time period, such lower Pricing Rate(s) specified in such notice shall be applicable for the time period specified in such notice.

As used herein, the following terms shall have the corresponding definitions:

Walker & Dunlop, LLC

Walker & Dunlop, Inc.

August 26, 2019

“Adjusted LIBO Rate” means, for any day, an interest rate per annum equal to (a) the LIBO Rate on such day (or if such day is not a Business Day, on the immediately preceding Business Day) multiplied by (b) the Statutory Reserve Rate on such day.

“LIBO Rate” means, for any day, the rate appearing on the Bloomberg Screen US0001M <Index> page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as reasonably determined by Buyer from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) on such day (or if such rate does not appear on the Bloomberg Screen US0001M <Index> page or any such successor or substitute page on such day, then the immediately preceding day on which such rate so appears), as the rate for dollar deposits for an interest period of one (1) month; provided that if such rate is less than zero, such rate shall be deemed to be zero for purposes of this Side Letter and the Agreement. In the event that such rate is not available at such time for any reason, then the LIBO Rate shall be the rate at which dollar deposits in the approximate amount of the Aggregate Purchase Price outstanding on such day and for one (1) month are offered by the principal London office of Buyer acting in good faith in immediately available funds in the London interbank market on such day (or if such dollar deposits are not so offered on such day, then the immediately preceding day on which such deposits are so offered). If at any time Buyer determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate (including, without limitation, because the Bloomberg Screen US0001M <Index> page or any such successor or substitute page is not available or published on a current basis), and that such circumstances are unlikely to be temporary, then Buyer and Seller shall endeavor to establish an alternate rate of interest to the LIBO Rate that gives due consideration to the then-prevailing market convention for determining pricing rates for mortgage warehousing facilities in the United States at such time, and shall amend this Side Letter to reflect such alternate means of determining the Pricing Rate and such other related changes to this Side Letter as may be necessary or appropriate under the circumstances then prevailing. Until an alternate rate of interest shall be determined in accordance with the immediately preceding sentence (but, in the case of the Bloomberg Screen US0001M <Index> page or any applicable successor or substitute page not being available or published at such time on a current basis, only to the extent of such unavailability or nonpublication), the LIBO Rate shall be the Prime Rate.

“Statutory Reserve Rate” means, for any day, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve System to which Buyer is subject, with respect to the Adjusted LIBO Rate, for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) as of such day. Such reserve percentages shall include those imposed pursuant to such Regulation D. Transactions shall be deemed to constitute Eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

Walker & Dunlop, LLC

Walker & Dunlop, Inc.

August 26, 2019

Notice Regarding LIBO Rate

The LIBO Rate is derived from the London interbank offered rate (“LIBOR”). LIBOR is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor, the “IBA”) for purposes of setting LIBOR. As a result, it is possible that commencing in 2022, LIBOR may no longer be available or may no longer be deemed an appropriate reference rate to determine the LIBO Rate. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of LIBOR. If LIBOR is no longer available or in the other circumstances set forth in the above definition of LIBO Rate, such definition provides a mechanism for determining an alternative rate of interest. Buyer will notify Seller, pursuant to such definition, in advance of any change to the reference rate on which the LIBO Rate is based. However, Buyer does not warrant or accept any responsibility for, and shall have no liability with respect to, the administration, submission or any other matter related to LIBOR or other rates referenced in the definition of LIBO Rate, or with respect to any alternative, successor or replacement rate, including whether the composition or characteristics of LIBOR or any such alternative, successor or replacement rate, as it may or may not be adjusted pursuant to such definition of LIBO Rate, will be similar to, or produce the same value or economic equivalence of, the LIBO Rate, or have the same volume or liquidity as LIBOR did before its discontinuance or unavailability.

4.            Non-Usage Fee.

Seller shall pay to Buyer on each Remittance Date following the end of each whole or partial calendar quarter after the second calendar quarter of 2019, and on the day the Agreement terminates, an amount (the “Non-Usage Fee”) equal to the product of (x) twenty-five basis points (0.25%) multiplied by the number of days in the quarter divided by 360, times (b) the positive result, if any, of subtracting from Fifty Million Dollars ($50,000,000), the average of the daily balances of Purchase Price outstanding at the end of each day during such (whole or partial) calendar quarter; provided that no Non-Usage Fee shall be due with respect to any quarter for which the average aggregate Purchase Price outstanding during such quarter is equal to or greater than Fifty Million Dollars ($50,000,000). The Non-Usage Fee, if any, for the quarter in which the Agreement is terminated shall be prorated based on the actual number of days the Agreement is effective during such quarter. Non-Usage Fee payments are not refundable in whole or in part for any reason whatsoever.

5.            Package and Funding Fee.

Seller shall pay to Buyer an amount (the “Package and Funding Fee”) equal to Two Hundred Fifty Dollars ($250) plus Buyer’s standard wire transfer and shipping fees, as applicable, for each Purchased Mortgage Loan on the next Remittance Date following the applicable Purchase Date.

Walker & Dunlop, LLC

Walker & Dunlop, Inc.

August 26, 2019

6.            Change in Facility Amount; Calculation of Fees.

(a)             If the Agreement is amended pursuant to its terms so as to increase or decrease the Facility Amount, all calculations of fees under this Side Letter that are based on the Facility Amount shall be adjusted accordingly as of the date such amendment becomes effective.

(b)             Buyer shall calculate the amounts of the Pricing Rate and the Non-Usage Fee and the results of such calculations shall be incontestable absent manifest error. Buyer shall advise Seller of the periodic amounts of such rate and fees at least one (1) Business Day before payment is due.

7.            Controlling Agreement.

In the event of any inconsistency between the terms and provisions contained herein and those in the Agreement, the terms and provisions of this Side Letter shall govern.

8.            Additional Fees.

All fees payable pursuant to this Side Letter are in addition to any fees, expenses and indemnification amounts payable pursuant to the terms of the Agreement.

9.            Confidentiality.

Buyer and Seller agree that this Side Letter and all drafts hereof, the documents referred to herein or relating hereto and the transactions contemplated hereby are confidential in nature and the Parties agree that, unless otherwise directed by a court of competent jurisdiction, each shall limit the distribution of such documents and the discussion of such transactions to such of its officers, employees, attorneys, accountants and agents as is required in order to fulfill its obligations under such documents and with respect to such transactions.

10.          Term of Side Letter; Amendment; Payments.

(a)              The terms and provisions set forth in this Side Letter shall terminate upon the latest to occur of (a) the Termination Date, (b) the day on which the Agreement is terminated and (c) the day on which all amounts due by Seller under the Transaction Documents have been indefeasibly paid in full.

(b)             No amendment, waiver, supplement or other modification of this Side Letter shall be effective unless made in writing and executed by each of the Parties.

(c)             All payments to be made by Seller to Buyer pursuant to this Side Letter shall be made by wire transfer in immediately available funds to the account specified by Buyer.

Walker & Dunlop, LLC

Walker & Dunlop, Inc.

August 26, 2019

11.          Successors and Assigns.

(a)             The rights and obligations of Seller under this Side Letter shall not be assigned by Seller without the prior written consent of Buyer and any such assignment without the prior written consent of Buyer shall be null and void.

(b)             Buyer may assign all or any portion of its rights, obligations and interest under this Side Letter at any time without the consent of any Person; provided that, for so long as no Event of Default or Default has occurred and is continuing, any such assignment, other than an assignment to an Affiliate of Buyer, is subject to the prior written consent of Seller. Seller’s consent shall not be required if an Event of Default or Default has occurred and is continuing.

12.          Counterparts.

This Side Letter may be executed in any number of counterparts, each of which shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

13.          Governing Law; Consent to Jurisdiction.

(a)             This Side Letter shall be governed by and construed in accordance with the internal laws of the State of New York, but giving effect to federal law applicable to national banks.

(b)             Seller hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the United States District Court for the Southern District Of New York and of any New York state court sitting in the City of New York for purposes of all legal proceedings arising out of or relating to this Agreement or the Transactions contemplated hereby, or for recognition or enforcement of any judgment, and each Party hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against Buyer may only) be heard and determined in such state court or, to the extent permitted by law, in such federal court. Seller hereby irrevocably waives, to the fullest extent it may effectively do so, any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Nothing in this Section 13 shall affect the right of Buyer to bring any action or proceeding against Seller or its Property in the courts of other jurisdictions. Each Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Party consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to it at its address for notices hereunder specified in Section 15 of the Agreement.

Walker & Dunlop, LLC

Walker & Dunlop, Inc.

August 26, 2019

14.          WAIVER OF JURY TRIAL

EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE AGREEMENT, THIS SIDE LETTER, ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OR OTHER AGENT (INCLUDING ANY ATTORNEY) OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS SIDE LETTER BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.

(The remainder of this page is intentionally blank; counterpart signature pages follow.)

Walker & Dunlop, LLC

Walker & Dunlop, Inc.

Counterpart signature page to Side Letter

Please confirm our mutual agreement as set forth herein and acknowledge receipt of this Side Letter by executing the enclosed copy of this letter and returning it to JPMorgan Chase Bank, N.A., 712 Main Street, 5th Floor North, Houston, Texas 77002, Attention: Lindsay Schelstrate email lindsay.r.schelstrate@jpmorgan.com, or fax (713) 216-5570. If you have any questions concerning this matter, please contact me by email or by phone at (713) 216-3725.

Very truly yours,

JPMORGAN CHASE BANK, N.A.,
Buyer

By:	/s/ Lindsay Schelstrate
Lindsay Schelstrate
Authorized Officer

CONFIRMED AND ACKNOWLEDGED:

WALKER & DUNLOP, LLC, Seller

By:	/s/ Stephen P. Theobald
Name:	Stephen P. Theobald
Title:	Executive Vice President and Chief Financial Officer

WALKER & DUNLOP, INC., Parent

By:	/s/ Stephen P. Theobald
Name:	Stephen P. Theobald
Title:	Executive Vice President and Chief Financial Officer